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                                                                   EXHIBIT 10.34

                               PURCHASE, SALE AND
                                OPTION AGREEMENT

     This is a Purchase, Sale and Option Agreement (the "Agreement") between Titanium Resources Group Ltd. ("TRG") and Nord Resources Corporation ("Nord"), and is made effective as of August 3, 2005 (the "Effective Date"). In consideration of the following terms, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. For US $200,000, plus the entire amount of the Fixed Dividend Payment set forth in Section 9 below (collectively, the "Initial Price"), TRG hereby purchases from Nord, and Nord hereby sells to TRG, (a) a separable and divided 2/15 interest in the B Share (the "B Share") issued to Nord by SRL Acquisition No. 1 Limited ("SRL"), and (b) an Option (the "Option") to purchase all, but not less than all, of the remaining 13/15 interest in the B Share for a price (the "Exercise Price") of US $1,300,000 on or before December 15, 2005 (the "Expiration Date"). In the event that Nord does not receive payment of the Initial Price from TRG by 5:00 P.M., Pacific Time, on August 17, 2005, (the "Initial Payment Date"), the offer to sell any portion of the B Share to TRG shall be revoked, and this Agreement shall be null and void. Timely payment is a condition of this offer and Nord shall have no obligation to accept any payment made after any deadline set within this Agreement. Confirmation of the wire transfer of the Initial Price by TRG to the location designated by Nord, shall constitute receipt of payment of the Initial Price.

     2. If the Option is not exercised and the Exercise Price not paid by 5:00 PM Pacific Time on the Expiration Date, then all rights of TRG in this Agreement, save and except the 2/15 interest in the B Share as defined in this Agreement and transferred to TRG after having made payment to Nord in the amount of the Initial Price, shall immediately cease, including without limitation the right to exercise the Option.

     3. Upon payment of the full amount of the Initial Price by TRG to Nord, Nord shall assign, transfer and convey to TRG a 2/15 interest in the B Share, including the right to a proportionate share of any Fixed Dividend Payment (as defined in Section 9 of this Agreement) which may be or become declared, due and payable by SRL from and after the Initial Payment Date. Upon Nord's timely receipt of payment by TRG of the Exercise Price as provided for in

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Section 6 below, and provided the Initial Payment has been timely received by
Nord, Nord shall assign, transfer and convey to TRG its remaining 13/15 interest in the B Share.

     4. Each party hereby agrees that it consents to any act of the other which occurred prior to the Effective Date, to the extent such act required the consent of the other (or any of the others affiliates or subsidiary companies), in accordance with the Shareholder's Agreement or Memo and Articles of Association of SRL, provided, however, that nothing in this Agreement shall be deemed to constitute a consent by Nord to any act which is designed to impair, destroy, alter or modify any of the rights, preferences, privileges, restrictions or any other material term of, or arising out of the B Share, or which would have the effect of doing any of the foregoing and further provided that neither party has consented to any act of the other which in any way would expose the consenting party to any claim or liability to any third party. Each party indemnities and holds the other harmless against any such claims or liability by any third party.

     5. The parties agree that TRG's exercise of the Option and timely payment of both the Initial Price and the Exercise Price shall: (a) constitute a complete, full, and final termination of any and all agreements and obligations of each party (or any of its affiliates, parent or subsidiary companies) to each other; and (b) constitute a full and complete release of any and all claims or causes of action that either party may have against the other for activities or events which occurred before the Effective Date.

     6. TRG may exercise the Option by sending signed, written notice of such election to counsel for Nord, August Law Group, P.C., attn: Kenneth S. August, by telefacsimile at (949) 752-7776 at any time through and including the Expiration Date. The Exercise Price shall be paid within five (5) business days of the sending of such notice of election to exercise the Option.

     7. Nord agrees that upon exercise of the Option and Nord's timely receipt of the full amount of the Initial Price and the Exercise Price, SRL Acquisition No. 1 Limited is authorized and directed to transfer Nord's B Share to TRG it being appointed as attorney in fact for Nord to effectuate this transfer.

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     8. This Agreement is governed by the laws of the State of Texas, and any action arising out of this Option Agreement shall be brought in a court of competent jurisdiction in Dallas County, Texas.

     9. Simultaneously with TRG's payment of the $200,000 to Nord as provided in
Section 1 of this Agreement, TRG agrees that it shall pay to Nord all accrued and unpaid Fixed Dividends (as such term is defined in SRL'S Articles of Association, attached as an Exhibit to the Sales and Purchase Agreement, dated June 15, 1999, by and among Nord, M.I.L. (Investments) S.A.R.L., and SRL), plus accrued interest at the rate of LIBOR rate plus six percent (6%) (the "Fixed Dividend Payment"). TRG represents and warrants to Nord that as of August 17, 2005, the Fixed Dividend Payment due and owing to Nord will be US$100,002.41, and other than the Fixed Dividend Payment, there is no other outstanding amounts, payments, monies or other obligations due and owing to Nord from SRL by virtue of or arising out of Nord's ownership of the B Share or the agreements, documents or instruments pertaining thereto to which Nord is a party or by which it is bound or governed. The parties hereto acknowledge and agree that, notwithstanding anything contained in this Agreement, Nord's rights, privileges and preferences in respect of the B Share, including without limitation its right to receive Fixed Dividends thereupon, is separate and distinct from, and shall not be construed as consideration for, the purchase of the Option as provided in Section 1 of this Agreement, nor shall the amount of the Fixed Dividend Payment, or any other Fixed Dividend or other amount which may be or become due and payable to Nord by virtue of its ownership of any portion of the B Share from and after the Effective Date to the date the Option is exercised, be reduced as a result of TRG's purchase of the Option and/or the subsequent exercise of the Option and purchase of the B Share.

     10. Nord hereby represents and warrants to TRG that, as of the Effective Date, Nord is the sole owner and holder of the B Share and that other than pursuant to that certain Security Agreement and Pledge and Security Agreement, dated as of October 18, 2004 respectively, by and between Nord and Regiment Capital, III, L.P. ("Regiment") whereby Nord has granted Regiment an interest in the B Share as security for Nord's payment and performance of its obligations to Regiment under that certain Promissory Note by Nord in favor of Regiment, dated as of October 18, 2004, the B Share is unencumbered and has not been pledged, assigned, hypothecated or otherwise transferred or conveyed, in whole or in part, to any party other than as expressly provided herein. Nord covenants to TRG that, until the Expiration Date, Nord shall not

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pledge, assign, hypothecate, encumber, or otherwise transfer or convey, in whole or in part, to any party, the B Share.

     11. By entering into this Agreement, TRG agrees to be bound by all the terms and conditions of the Shareholders Agreement, by and among MIL (Investments) S.A.R.L. and SPV, and Nord Resources Corporation and SRL Acquisition No. 1 Limited (the "Shareholders Agreement"), and agrees to execute all documents necessary to effect the purposes of, and as required by, the Shareholders Agreement, including but not limited to a deed or such other document confirming to the parties to the Shareholders Agreement that TRG agrees to be bound by the Shareholders Agreement as a Shareholder in respect of any B Share, or a fraction thereof, transferred to TRG by Nord.

     12. Each party represents that it has the authority to enter into this Agreement. Each party shall take all such steps as necessary to effect the terms of this Agreement.

     13. This Agreement supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this Agreement and may not be amended unless in writing signed by the parties hereto.

     14. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally-signed copies of the documents which are the subject of such facsimiles.

AGREED:

TITANIUM RESOURCES GROUP LTD.           NORD RESOURCES CORPORATION


/s/ Edward Wayne Malone                 /s/ Ronald A. Hirsch
-------------------------------------   ----------------------------------------
By: Edward Wayne Malone                 By: Ronald A. Hirsch
Its: Vice-Chairman                      Its: Chairman & CEO
August 5, 2005                          August 4, 2005


SRL ACQUISITION NO. 1 LTD.


/s/ Edward Wayne Malone
-------------------------------------
By: Edward Wayne Malone
Its: Director
August 5, 2005